Exhibit 99.1

Spirit of Texas Bancshares, Inc. Reports First Quarter 2019 Financial Results

CONROE, Texas, April 29, 2019 /PRNewswire/ -- Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) ("Spirit" or the "Company"), the bank holding company for Spirit of Texas Bank, today reported its results as of and for the quarter ended March 31, 2019.

First Quarter 2019 Financial and Operational Highlights

  Net income for the first quarter of 2019 increased to $3.8 million, compared to $2.0 million in the first quarter of 2018. Adjusted net income(1) for the first quarter of 2019 was $4.1 million, which excluded $1.4 million of after-tax, merger-related expenses and $1.1 million of gain on sale of investment securities.
  Diluted earnings per share were $0.30 for the first quarter of 2019, compared to $0.27 for the first quarter of 2018. Adjusted diluted earnings per share(1) were $0.33 for the first quarter of 2019, which excluded $.1.4 million of after-tax, merger-related expenses and $1.1 million of gain on sale of investment securities.
  Reported and tax equivalent net interest margin(1) were 4.65% and 4.69%, respectively.
  Deposit growth of $20.6 million for the three months ended March 31, 2019, or 7.07% annualized.
  Loan growth of $23.1 million for the three months ended March 31, 2019, or 8.55% annualized.
  Return on average assets was 1.06% annualized including merger-related expenses and the gain on sale of investment securities.
  At March 31, 2019, book value per share was $16.72 and tangible book value per share(1) was $14.58.
  At March 31, 2019, total stockholders' equity to total assets was 13.81% and tangible equity to tangible assets(1) was 12.25%.
  Announced the completion of the acquisition of First Beeville Financial Corporation and its wholly-owned subsidiary, The First National Bank of Beeville (together, "Beeville") on April 2, 2019. The combined organization has 29 branches and has total assets of $1.9 billion.

Dean Bass, Spirit's Chairman and Chief Executive Officer, stated, "The first quarter was a strong start to the year for Spirit of Texas Bank. We are pleased with our banking metrics, which were particularly favorable when compared to the first quarter of 2018. We are adding quality clients that are driving growth in both our loan and deposit portfolios, and the Texas markets we serve remain strong. We expect to see margin expansion going forward as the investment securities portfolio continues to pay down and the funds are reinvested in the higher yielding loan portfolio.

"The completion of the acquisition of First Beeville Financial Corporation ("Beeville") and its bank subsidiary, The First National Bank of Beeville, gives us confidence that we will maintain our strong performance into 2019 and continue to build long-term shareholder value," concluded Mr. Bass.

Recent Development - First Beeville Financial Corporation Acquisition

On April 2, 2019, the Company closed its previously announced acquisition of Beeville in a cash and stock transaction. The closing consideration consisted of approximately $32.4 million in cash and 1,579,268 shares of Spirit's common stock. Spirit and Beeville offices, systems and services are expected to be integrated during the third quarter of 2019. The acquisition added approximately $435 million in total assets with three branches in attractive deposit markets.

Loan Portfolio and Composition

During the first quarter of 2019, gross loans grew to $1.12 billion as of March 31, 2019, an increase of 2.1% from $1.09 billion as of December 31, 2018, and an increase of 26.5% from $882.1 million as of March 31, 2018.

Asset Quality

The provision for loan losses recorded for the first quarter of 2019 was $849 thousand. The provision for loan losses served to increase the allowance to $6.6 million, or 0.59% of the $1.12 billion in loans outstanding. The nonperforming loans to loans held for investment ratio as of March 31, 2019 increased to 0.52% from 0.46% as of December 31, 2018, and 0.44% at March 31, 2018. Annualized net charge-offs were 21 basis points for the first quarter of 2019.

Deposits and Borrowings

Deposits totaled $1.20 billion as of March 31, 2019, an annualized increase of 7.07% from $1.18 billion as of December 31, 2018, and an increase of 43.08% from $841.0 million as of March 31, 2018. Demand deposits increased $1.7 million, or 2.6% annualized, from December 31, 2018, and increased $80.0 million, or 44.8% from March 31, 2018. Demand deposits represent 21.5% of total deposits as of March 31, 2019, compared to 21.7% of total deposits as of December 31, 2018, and 21.2% of total deposits as of March 31, 2018. The average cost of deposits were 105 basis points for the first quarter of 2019, representing a 4 basis point increase from the fourth quarter of 2018 and a 20 basis point increase from the first quarter of 2018.

Net Interest Margin and Net Interest Income

The net interest margin for the first quarter of 2019 was 4.65%, an increase of 6 basis points from the fourth quarter of 2018 and an increase of 24 basis points from the first quarter of 2018. The tax equivalent net interest margin for the first quarter of 2019 was 4.69%, an increase of 7 basis points from the fourth quarter of 2018 and an increase of 23 basis points from the first quarter of 2018. The increases from the prior year period were due primarily to the impact of higher interest rates. The Company expects to see margin expansion going forward as the investment securities portfolio continues to pay down and the funds are reinvested in the higher yielding loan portfolio.

Net interest income totaled $15.4 million for the first quarter of 2019, an increase of 48.7% from $10.4 million for the first quarter of 2018. Interest income totaled $18.9 million for the first quarter of 2019, an increase of 49.2% from $12.7 million in the same period in 2018. Interest and fees on loans increased by $4.8 million, or 39.3%, from the first quarter of 2018 due to organic and acquired growth in the loan portfolio and the impact of an increase in interest rates. Interest expense was $3.4 million for the first quarter of 2019, an increase of 51.8% from $2.3 million in the prior year period. The increase from the first quarter of 2018 was due to an increase in the rate paid on interest-bearing liabilities of 18 basis points and the growth in the deposit base from the acquisition of Comanche National Corporation.

Noninterest Income and Noninterest Expense

Noninterest income totaled $3.1 million for the first quarter of 2019, compared to $2.6 million for the first quarter of 2018. The primary components of noninterest income for the first quarter of 2019 were a gain on sales of investment securities, a gain on sales of loans, net, and service charges and fees of $1.1 million, $804 thousand and $729 thousand, respectively. Noninterest expense totaled $13.0 million in the first quarter of 2019, an increase of 28.4% from $10.1 million in the prior year period. This increase was primarily driven by expenses related to the Comanche acquisition, which closed on November 14, 2018, and the Beeville acquisition, which closed on April 2, 2019.

The efficiency ratio was 70.32% in the first quarter 2019, including $1.4 million of after-tax merger related expenses and $1.1 million of gain on sale of investment securities, compared to 78.08% in the first quarter of 2018.

(1)

Adjusted Net Income, Adjusted Basic and Diluted Earnings Per Share, Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, and Tangible Equity to Tangible Assets Ratio are all non-GAAP measures. Spirit believes that for Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share, the adjustments made to net income allow investors and analysts to better assess its basic and diluted earnings per common share by removing the volatility that is associated with merger related expenses and gain on sale of investment securities that are unrelated to its core business.  In Spirit's judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources.  Regarding Tangible Book Value Per Share and Tangible Equity To Tangible Assets, Spirit believes that that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value.  The non-GAAP financial measures that we discuss in this news release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this news release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this news release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this news release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its first quarter 2019 results, which will be broadcast live over the Internet, on Tuesday, April 30, 2019 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at http://ir.sotb.com/events-presentations. For those who cannot listen to the live call, a replay will be available through May 7, 2019 and may be accessed by dialing 201-612-7415 and using pass code 13689026#. Also, an archive of the webcast will be available shortly after the call at http://ir.sotb.com/events-presentations for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit of Texas Bancshares, Inc., through its wholly owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 29 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels and Corpus Christi metropolitan areas, along with offices in North Central Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Words such as "expects," "believes," "estimates," "anticipates," "targets," "goals," "projects," "intends," "plans, "seeks," and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of Spirit, Beeville and the combined company, as well as the businesses and markets in which they do and are expected to operate. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Spirit and Beeville may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the transaction, including adverse effects on relationships with employees, may be greater than expected; (4) adverse governmental or regulatory policies may be enacted; (5) the interest rate environment may further compress margins and adversely affect net interest income; (6) continued diversification of assets and adverse changes to credit quality; (7) difficulties associated with achieving expected future financial results; (8) competition from other financial services companies in Spirit's and Beeville's respective markets; or (9) an economic slowdown that would adversely affect credit quality and loan originations.

Contacts:	Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$ 17,118	$ 15,817	$ 13,901	$ 13,078	$ 12,291
Interest and dividends on investment securities	1,182	897	202	195	214
Other interest income	584	208	173	215	148
Total interest income	18,884	16,922	14,276	13,488	12,653
Interest expense:
Interest on deposits	3,071	2,613	2,197	1,941	1,731
Interest on FHLB advances and other borrowings	378	447	389	465	541
Total interest expense	3,449	3,060	2,586	2,406	2,272
Net interest income	15,435	13,862	11,690	11,082	10,381
Provision for loan losses	849	700	486	635	339
Net interest income after provision for loan losses	14,586	13,162	11,204	10,447	10,042
Noninterest income:
Service charges and fees	729	649	462	419	357
SBA loan servicing fees	264	1,026	529	548	624
Mortgage referral fees	110	97	160	208	156
Gain on sales of loans, net	804	1,236	1,369	1,041	1,474
Gain on sales of investment securities	1,081	-	-	-	-
Other noninterest income	69	23	47	87	(23)
Total noninterest income	3,057	3,031	2,567	2,303	2,588
Noninterest expense:
Salaries and employee benefits	7,124	7,988	6,623	6,043	6,858
Occupancy and equipment expenses	1,262	1,479	1,279	1,221	1,236
Professional services	1,041	1,806	624	314	311
Data processing and network	485	340	302	321	313
Regulatory assessments and insurance	98	307	266	266	255
Amortization of intangibles	603	390	176	175	176
Advertising	97	81	83	102	115
Marketing	139	154	115	121	118
Telephone expense	140	82	120	114	98
Conversion expense	1,151	160	-	-	-
Other operating expenses	864	789	693	704	646
Total noninterest expense	13,004	13,576	10,281	9,381	10,126
Income before income tax expense	4,639	2,617	3,490	3,369	2,504
Income tax expense	829	104	719	688	491
Net income	$ 3,810	$ 2,513	$ 2,771	$ 2,681	$ 2,013

Earnings per common share:
Basic	$ 0.31	$ 0.23	$ 0.28	$ 0.30	$ 0.27
Diluted	$ 0.30	$ 0.22	$ 0.27	$ 0.29	$ 0.27

Weighted average common shares outstanding:
Basic	12,152,558	10,994,467	9,792,032	8,851,446	7,348,992
Diluted	12,607,445	11,450,552	10,360,301	9,306,029	7,543,606

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(Unaudited)

	As of
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands)
Assets:
Cash and due from banks	$ 19,397	$ 22,664	$ 18,212	$ 17,181	$ 18,786
Interest-bearing deposits in other banks	103,265	66,351	25,926	35,805	33,509
Total cash and cash equivalents	122,662	89,015	44,138	52,986	52,295
Time deposits in other banks	-	-	245	245	245
Investment securities:
Available for sale securities, at fair value	131,068	179,461	33,449	34,519	35,802
Total investment securities	131,068	179,461	33,449	34,519	35,802
Loans held for sale	6,300	3,945	5,500	7,715	4,530
Loans:
Loans held for investment	1,115,995	1,092,940	954,074	917,521	882,101
Less: allowance for loan and lease losses	(6,569)	(6,286)	(6,156)	(6,015)	(5,727)
Loans, net	1,109,426	1,086,654	947,918	911,506	876,374
Premises and equipment, net	55,237	53,877	46,135	44,945	43,343
Accrued interest receivable	4,849	4,934	3,715	3,195	3,115
Other real estate owned and repossessed assets	518	782	289	289	268
Goodwill	18,253	18,253	4,485	4,485	4,485
Core deposit intangible	7,954	8,558	2,959	3,135	3,311
SBA servicing asset	3,747	3,965	3,561	3,521	3,512
Deferred tax asset, net	-	328	1,667	1,616	1,588
Bank-owned life insurance	7,442	7,401	483	482	480
Federal Home Loan Bank and other bank stock, at cost	5,264	5,304	4,861	4,830	4,802
Other assets	4,464	4,276	2,806	3,207	5,328
Total assets	$ 1,477,184	$ 1,466,753	$ 1,102,211	$ 1,076,676	$ 1,039,478
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$ 258,440	$ 256,784	$ 207,727	$ 183,618	$ 178,457
Interest-bearing	363,326	378,822	222,245	220,087	235,831
Total transaction accounts	621,766	635,606	429,972	403,705	414,288
Time deposits	581,486	547,042	442,638	440,978	426,675
Total deposits	1,203,252	1,182,648	872,610	844,683	840,963
Accrued interest payable	737	702	475	431	424
Short-term borrowings	-	12,500	10,000	15,000	15,000
Long-term borrowings	65,676	67,916	64,961	66,191	75,203
Deferred tax liability, net	449	-	-	-	-
Other liabilities	3,094	4,191	3,272	2,385	4,909
Total liabilities	1,273,208	1,267,957	951,318	928,690	936,499
Stockholders' Equity:
Preferred stock	-	-	-	-	-
Common stock	171,159	169,939	127,541	127,344	84,952
Retained earnings	30,813	27,003	24,490	21,719	19,038
Accumulated other comprehensive income (loss)	2,004	1,854	(1,138)	(1,077)	(1,011)
Total stockholders' equity	203,976	198,796	150,893	147,986	102,979
Total liabilities and stockholders' equity	$ 1,477,184	$ 1,466,753	$ 1,102,211	$ 1,076,676	$ 1,039,478

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Loan Composition
(Unaudited)

	As of
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)	$ 162,934	$ 173,892	$ 159,776	$ 149,988	$ 137,400
Real estate:
1-4 single family residential loans	280,788	275,644	244,633	238,606	238,382
Construction, land and development loans	169,919	159,734	155,778	152,558	143,646
Commercial real estate loans (including multifamily)	418,032	397,953	324,212	305,405	289,571
Consumer loans and leases	21,631	24,378	18,174	19,588	20,824
Municipal and other loans	62,691	61,339	51,501	51,376	52,278
Total loans held in portfolio	$ 1,115,995	$ 1,092,940	$ 954,074	$ 917,521	$ 882,101

(1) Balance includes $73.8 million, $76.9 million, $75.9 million, $72.4 million and $70.1 million of the unguaranteed portion of SBA loans as of March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Deposit Composition
(Unaudited)

	As of
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$ 258,440	$ 256,784	$ 207,727	$ 183,618	$ 178,457
Interest-bearing demand deposits	127,182	124,933	-	-	-
Interest-bearing NOW accounts	7,509	7,961	7,865	7,404	9,475
Savings and money market accounts	228,635	245,928	214,380	212,683	226,356
Time deposits	581,486	547,042	442,638	440,978	426,675
Total deposits	$ 1,203,252	$ 1,182,648	$ 872,610	$ 844,683	$ 840,963

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Average Balances and Yields
(Unaudited)

	Three Months Ended March 31,
	2019			2018
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$ 92,892	$ 546	2.38%	$ 27,843	$ 124	1.80%
Loans, including loans held for sale (2)	1,105,177	17,118	6.28%	884,521	12,291	5.64%
Investment securities and other	148,035	1,220	3.34%	41,385	238	2.33%
Total interest-earning assets	1,346,104	18,884	5.69%	953,749	12,653	5.38%
Noninterest-earning assets	110,334			75,945
Total assets	$ 1,456,438			$ 1,029,694
Interest-bearing liabilities:
Interest-bearing demand deposits	$ 128,059	$ 167	0.53%	$ -	$ -	0.00%
Interest-bearing NOW accounts	7,354	3	0.15%	7,749	3	0.15%
Savings and money market accounts	235,148	442	0.76%	235,424	342	0.59%
Time deposits	561,435	2,459	1.78%	417,016	1,386	1.35%
FHLB advances and other borrowings	67,149	378	2.29%	93,509	541	2.35%
Total interest-bearing liabilities	999,145	3,449	1.40%	753,698	2,272	1.22%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	250,204			169,688
Other liabilities	5,232			5,392
Stockholders' equity	201,857			100,916
Total liabilities and stockholders' equity	$ 1,456,438			$ 1,029,694
Net interest rate spread			4.29%			4.16%
Net interest income and margin		$ 15,435	4.65%		$ 10,381	4.41%
Net interest income and margin (tax equivalent)(3)		$ 15,573	4.69%		$ 10,497	4.46%

(1) Average balances presented are derived from daily average balances.
(2) Includes loans on nonaccrual status.

(3) In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended March 31, 2019 and 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Average Balances and Yields
(Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$ 92,892	$ 546	2.38%	$ 19,828	$ 120	2.40%
Loans, including loans held for sale (2)	1,105,177	17,118	6.28%	1,045,628	15,817	6.00%
Investment securities and other	148,035	1,220	3.34%	133,669	985	2.92%
Total interest-earning assets	1,346,104	18,884	5.69%	1,199,125	16,922	5.60%
Noninterest-earning assets	110,334			84,889
Total assets	$ 1,456,438			$ 1,284,014
Interest-bearing liabilities:
Interest-bearing demand deposits	$ 128,059	$ 167	0.53%	$ 78,237	$ 100	0.51%
Interest-bearing NOW accounts	7,354	3	0.15%	8,521	3	0.15%
Savings and money market accounts	235,148	442	0.76%	221,937	368	0.66%
Time deposits	561,435	2,459	1.78%	487,811	2,142	1.74%
FHLB advances and other borrowings	67,149	378	2.29%	82,716	447	2.14%
Total interest-bearing liabilities	999,145	3,449	1.40%	879,222	3,060	1.38%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	250,204			226,976
Other liabilities	5,232			3,281
Stockholders' equity	201,857			174,535
Total liabilities and stockholders' equity	$ 1,456,438			$ 1,284,014
Net interest rate spread			4.29%			4.22%
Net interest income and margin		$ 15,435	4.65%		$ 13,862	4.59%
Net interest income and margin (tax equivalent)(3)		$ 15,573	4.69%		$ 14,076	4.62%

(1) Average balances presented are derived from daily average balances.
(2) Includes loans on nonaccrual status.

(3) In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended March 31, 2019 and December 31, 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share
(Unaudited)

	As of or for the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$ 3,810	$ 2,513	$ 2,771	$ 2,681	$ 2,013
Weighted average number of common shares - basic	12,152,558	10,994,467	9,792,032	8,851,446	7,348,992
Weighted average number of common shares - diluted	12,607,445	11,450,552	10,360,301	9,306,029	7,543,606
Basic earnings per common share	$ 0.31	$ 0.23	$ 0.28	$ 0.30	$ 0.27
Diluted earnings per common share	$ 0.30	$ 0.22	$ 0.27	$ 0.29	$ 0.27
Basic and diluted earnings per share - Non-GAAP basis:
Net income	$ 3,810	$ 2,513	$ 2,771	$ 2,681	$ 2,013
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	(1,081)	-	-	-	-
Noninterest expense
Merger related expenses	1,778	1,447	270	-	-
Taxes:
Tax effect of adjustments	(373)	(149)	(55)	-	-
Adjusted net income	$ 4,134	$ 3,811	$ 2,986	$ 2,681	$ 2,013
Weighted average number of common shares - basic	12,152,558	10,994,467	9,792,032	8,851,446	7,348,992
Weighted average number of common shares - diluted	12,607,445	11,450,552	10,360,301	9,306,029	7,543,606
Basic earnings per common share - Non-GAAP basis	$ 0.34	$ 0.35	$ 0.30	$ 0.30	$ 0.27
Diluted earnings per common share - Non-GAAP basis	$ 0.33	$ 0.33	$ 0.29	$ 0.29	$ 0.27

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis
(Unaudited)

	As of or for the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$ 15,435	$ 13,862	$ 11,690	$ 11,082	$ 10,381
Average interest-earning assets	1,346,104	1,199,125	1,007,492	982,504	953,749
Net interest margin	4.65%	4.59%	4.60%	4.52%	4.41%
Net interest margin - Non-GAAP basis:
Net interest income	$ 15,435	$ 13,862	$ 11,690	$ 11,082	$ 10,381
Plus:
Impact of fully taxable equivalent adjustment	138	114	113	114	116
Net interest income on a fully taxable equivalent basis	$ 15,573	$ 13,976	$ 11,803	$ 11,196	$ 10,497
Average interest-earning assets	1,346,104	1,199,125	1,007,492	982,504	953,749
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.69%	4.62%	4.65%	4.57%	4.46%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share
(Unaudited)

	As of
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands, except per share data)
Total stockholders' equity	$ 203,976	$ 198,796	$ 150,893	$ 147,986	$ 102,979
Less:
Goodwill and other intangible assets	26,207	27,923	7,444	7,620	7,796
Tangible stockholders' equity	$ 177,769	$ 170,873	$ 143,449	$ 140,366	$ 95,183
Shares outstanding	12,195,891	12,103,753	9,812,481	9,786,611	7,486,611
Book value per share	$ 16.72	$ 16.42	$ 15.38	$ 15.12	$ 13.76
Less:
Goodwill and other intangible assets per share	2.14	2.30	0.76	0.78	1.05
Tangible book value per share	$ 14.58	$ 14.12	$ 14.62	$ 14.34	$ 12.71

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets
(Unaudited)

	As of
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands)
Total stockholders' equity to total assets - GAAP basis:
Total stockholders' equity (numerator)	$ 203,976	$ 198,796	$ 150,893	$ 147,986	$ 102,979
Total assets (denominator)	1,477,184	1,466,753	1,102,211	1,076,676	1,039,478
Total stockholders' equity to total assets	13.81%	13.55%	13.69%	13.74%	9.91%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders' equity	$ 203,976	$ 198,796	$ 150,893	$ 147,986	$ 102,979
Less:
Goodwill and other intangible assets	26,207	27,923	7,444	7,620	7,796
Total tangible common equity (numerator)	$ 177,769	$ 170,873	$ 143,449	$ 140,366	$ 95,183
Tangible assets:
Total assets	1,477,184	1,466,753	1,102,211	1,076,676	1,039,478
Less:
Goodwill and other intangible assets	26,207	27,923	7,444	7,620	7,796
Total tangible assets (denominator)	$ 1,450,977	$ 1,438,830	$ 1,094,767	$ 1,069,056	$ 1,031,682

Tangible equity to tangible assets	12.25%	11.88%	13.10%	13.13%	9.23%